EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)


                                     Three months ended     Nine months ended
                                     ------------------     -----------------
                                     Jan. 26,  Jan. 27,     Jan. 26,  Jan. 27,
                                       1996      1995         1996     1995
                                      -------   -------      -------  ------

           PRIMARY
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Shares outstanding:
 Weighted average outstanding         233,592   230,096      232,835   230,346
 Share equivalents (1)(2)               4,526     2,852        4,175     2,408
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   238,118   232,948      237,010   232,754
                                      =======   =======      =======   =======

        FULLY DILUTED
----------------------------------
Shares outstanding:
  Weighted average outstanding        233,592   230,096      232,835   230,346
  Share equivalents (1)(2)              4,837     3,738        4,837     3,738
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   238,429   233,834      237,672   234,084
                                      =======   =======      =======   =======

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(1)      Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.